MuniYield Fund, Inc.

File No. 811-6435

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

During the fiscal year the following Directors and/or Officers of the Registrant or Adviser to the Registrant were subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant, and failed to file Forms 3 or 4 on a timely basis:

A Form 3 should have been filed on behalf of Mr. Roberto Roffo, Portfolio Manager to the Registrant, by July 29, 2000; however a late filing was made on June 5, 2001.

A Form 4 should have been filed on behalf of Mr. Vincent Giordano, Senior Vice President to the Registrant, by January 10, 2000; however a late filing was made on January 9, 2001.